UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2021

KENNEDY-WILSON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33824	26-0508760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 S El Camino Drive, Beverly Hills, California	90212
(Address of principal executive offices)	(Zip Code)

(310) 887-6400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $.0001 par value	KW	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 23, 2021, Kennedy-Wilson, Inc. (the “Issuer”), a wholly owned subsidiary of Kennedy-Wilson Holdings, Inc. (the “Company”), completed a public offering of $600.0 million aggregate principal amount of its 4.75% Senior Notes due 2030 (the “Notes”). The Notes are the Issuer’s unsecured senior obligations and rank equally in right of payment with all of the Issuer’s existing and future unsecured and unsubordinated indebtedness and are guaranteed (the “Guarantees”) on a senior unsecured basis by the Company and certain of the Company’s subsidiaries (collectively, the “Guarantors”). The Notes were issued and sold at a public offering price of 100.00% of their principal amount.

The Notes were issued pursuant to an indenture (the “Base Indenture”), dated as of March 25, 2014, between the Issuer and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture (the “Supplemental Indenture,” and the Supplemental Indenture, together with the Base Indenture, the “Indenture”), dated as of August 23, 2021, among the Issuer, the Guarantors and the Trustee. The Indenture includes customary agreements and covenants by the Company, the Issuer and the Guarantors.

Interest on the Notes accrues at a rate of 4.75% per annum and is payable semi-annually in arrears on March 1 and September 1 of each year commencing on March 1, 2022. In addition, February 1, 2030 will be regular interest payment date for the notes. The Notes will mature on February 1, 2030, unless earlier redeemed or repurchased.

At any time prior to September 1, 2024, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after September 1, 2024 (or, if such date is not a business day, the next business day), the Issuer may redeem the Notes, in whole or in part, at redemption prices specified in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Prior to September 1, 2024, the Issuer may redeem up to 40% of the Notes from the proceeds of certain equity offerings at a redemption price specified in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. There is no sinking fund for the Notes.

Upon the occurrence of a change of control or certain delisting events, the Issuer will be required to make an offer to purchase all of the outstanding Notes. The purchase price will be 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). In addition, in certain circumstances in connection with asset dispositions the proceeds of which are not applied in the manner set forth in the Indenture, the Issuer will be required to use any excess proceeds to make an offer to purchase the Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest.

The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become due and payable.

The Base Indenture and the Supplemental Indenture (including the form of certificate representing the Notes) are filed as Exhibit 4.1, 4.2 and 4.3 to this Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Notes, the Guarantees, the Base Indenture and the Supplemental Indenture are summaries and are subject to and qualified in their entirety by reference to such exhibits.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of August 9, 2021, between Kennedy-Wilson, Inc. and BofA Securities, Inc.

4.1	Base Indenture, dated as of March 25, 2014, between Kennedy-Wilson, Inc. and Wilmington Trust, National Association.

4.2	Supplemental Indenture No 2030-1, dated as of August 23, 2021, among Kennedy-Wilson Holdings, Inc., Kennedy-Wilson, Inc., the subsidiary guarantors named therein and Wilmington Trust, National Association.

4.3	Form of 4.75% Senior Notes due 2030 (contained in Exhibit A of Exhibit 4.2).

5.1	Opinion of Latham & Watkins LLP.

5.2	Opinion of Kulik Gottesman Siegel & Ware LLP.

23.1	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

23.2	Consent of Kulik Gottesman Siegel & Ware LLP (contained in Exhibit 5.2).

104	Cover Page Interactive Data File — The cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer

Date: August 23, 2021